                                                 Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 JEFFBANKS, INC.
             (Exact name of registrant as specified in its charter)

                                  PENNSYLVANIA
         (State or other jurisdiction of incorporation or organization)

                                   23-2189480
                      (I.R.S. Employer Identification No.)

       1845 Walnut Street, Philadelphia, Pennsylvania 19103 (215-861-7000) (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Betsy Z. Cohen, Chairman and Chief Executive Officer, JeffBanks, Inc.
              1845 Walnut Street, Philadelphia, Pennsylvania 19103
                                 (215-861-7000)
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            J. Baur Whittlesey, Esq.
                            Ledgewood Law Firm, P.C.
                               1521 Locust Street
                             Philadelphia, PA 19102
                                 (215) 731-9450

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [x].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                           CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
   Title of each class                                   Proposed              Proposed maximum
   of securities to be           Amount to be        maximum offering         aggregate offering            Amount of
       registered                 Registered         price per unit(1)               price              registration fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock                        99,291             $22.8125               $2,265,075.90                $629.70
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices reported on the Nasdaq Stock Market on November 30, 1998.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED DECEMBER 4, 1998


PROSPECTUS


                                     [LOGO]

                                 JEFFBANKS, INC.

                          99,291 Shares of Common Stock

         The shares of our common stock being offered by this prospectus are being offered by certain of our shareholders. These shareholders may sell their shares at varying times in the future. The share price may be the prevailing market price at the time of sale or negotiated prices. They may sell the shares on the Nasdaq Stock Market or in special offerings, secondary distributions or by other methods allowed by applicable Securities and Exchange Commission rules. For more information on how the shares may be sold, see the section of this prospectus entitled "Plan of Distribution." For more information about the shareholders who are selling their shares, see the section of this prospectus entitled "Selling Shareholders."

         Our common stock is listed for trading on the Nasdaq Stock Market under the symbol "JEFF." The last sale price of our common stock on November 30, 1998, as reported by Nasdaq, was $22.625 per share.

         We will not receive any part of the proceeds from the sale of the shares. We will, however, pay the expenses involved in registering the shares (excluding brokerage commissions). We estimate that these expenses will be approximately $10,129.70.

THE SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF OUR BANK OR NON-BANK SUBSIDIARIES. THE SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is December ___, 1998.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

         You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W. Washington D.C. 20006

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by this prospectus are sold. This prospectus is part of a registration statement we filed with the SEC.


o    Annual Report on Form 10-K for the year ended December 31, 1997;

o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

o    Current Reports on Form 8-K dated March 18, 1998 and July 31, 1998; and

o The description of the Company's Common Stock on Form 8-A, including any amendment or report filed for the purpose of updating this description.


         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             Investor Relationships
                                 JeffBanks, Inc.
                               1845 Walnut Street,
                        Philadelphia, Pennsylvania 19103
                                 (215) 861-7000

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         The statements that we make in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of that document which is filed as an exhibit to the registration statement or which is incorporated by reference in this prospectus. You can obtain copies of these documents from the SEC or from us, as described above.




                                   The Company

         We are a bank holding company headquartered in Philadelphia, Pennsylvania that owns Jefferson Bank and Jefferson Bank of New Jersey. Through these banks, we conduct a commercial and retail banking business in Philadelphia and its adjacent Pennsylvania and New Jersey suburbs. We also own Pioneer Mortgage, Inc. which makes first and second mortgage loans to homeowners or home buyers in New Jersey, Pennsylvania and Virginia. The Company currently operates an executive office and 32 retail branch banking offices.



                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares offered by the selling shareholders.



                         DETERMINATION OF OFFERING PRICE

         The selling shareholders may sell the shares from time to time on Nasdaq at or about the market prices quoted at the time of the sale. They may also sell the shares at negotiated prices and/or in transactions that do not take place on Nasdaq. For more information on how the shares may be sold, see the section of this prospectus entitled "Plan of Distribution."

                              SELLING SHAREHOLDERS

         On August 14, 1998, the Company acquired Pioneer Mortgage, Inc. by a merger. In connection with the merger, the former owners of Pioneer Mortgage exchanged their shares of Pioneer Mortgage for our shares. We now own 100% of Pioneer Mortgage. The selling shareholders listed below are the ones who received the shares in the merger. We are required by the merger agreement, to:

         - prepare and file the registration statement covering the sale of the shares promptly after 30 days following the publication of combined results of the Company and Pioneer;

         - use our best efforts to cause the registration statement to be declared effective by the SEC; and

         - use our best efforts to maintain the registration statement in effect until the securities offered in this prospectus would be transferable by the selling shareholders in accordance with Rule 144 under the Securities Act.

         We published combined financial results in our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 on October 30, 1998. The Quarterly Report on Form 10-Q is incorporated by reference herein and a copy may be obtained from the SEC or from us. See the section of this prospectus entitled "Where You Can Find More Information" for instructions.


         The following table shows, as of September 30, 1998, all of the shares of the Company's common stock owned by each of the selling shareholders. Although all of such shares were registered under the registration statement which includes this prospectus, we cannot predict how many of the shares will actually be sold by the selling shareholders.

   Selling Shareholder          Shares Available for Sale    Percent of Class
   -------------------          -------------------------    ----------------
   H. Eugene Brown(1)                      45,574                  *

   Elizabeth T. Brown(2)                   45,178                  *

   Eugene J. Brown(3)                       3,971                  *

   Bruce Hoover                             4,568                  *

   All selling shareholders
    as a group                             99,291                  *

  * Less than 1%
--------------------
(1) H. Eugene Brown is the President of Pioneer Mortgage, Inc., the father of Eugene J. Brown and the spouse of Elizabeth T. Brown.
(2)      Elizabeth T. Brown is the spouse of H. Eugene Brown.
(3) Eugene J. Brown is the son of H. Eugene Brown and the Vice President of Pioneer Mortgage, Inc.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell their shares from time to time in one or more transactions on the Nasdaq Stock Market or through other public sale, or they may sell their shares privately, in each case, in accordance with applicable rules and regulations of the SEC and the Nasdaq, if sold on the Nasdaq Stock Market. The sales may be at market prices existing at the time of the sale, at prices related to such existing market prices or at negotiated prices. The selling shareholders may use broker-dealers to make the sales and the broker-dealers may be paid in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they may act as agent. The broker-dealers' compensation may be in excess of customary commissions.

         Selling shareholders and broker-dealers that participate with selling shareholders in the sales of the shares, may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions that they receive and any profit on the resale of the shares may be deemed to be underwriting compensation.


                                  LEGAL OPINION

         Ledgewood Law Firm, P.C., counsel to the Company, has given its opinion that the shares offered in this prospectus have been legally issued and are fully paid and non-assessable.


                                     EXPERTS

         The consolidated financial statements of JeffBanks, Inc. as of December 31, 1997 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon appears therein, and in reliance upon such report of Grant Thornton LLP, given upon the authority as experts in accounting and auditing.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You may not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of December 4, 1998.

                   TABLE OF CONTENTS

                                                              Page
                                                              ----
Where You Can Find More Information..................           2
The Company..........................................           3
Use of Proceeds......................................           3
Determination of Offering Price......................           3
Selling Shareholders.................................           4
Plan of Distribution.................................           5
Legal Opinion........................................           5
Experts..............................................           5S






                         99,291 Shares




                            [LOGO]



                        JEFFBANKS, INC.



                         Common Stock





                          PROSPECTUS








                      December ___, 1998

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration and Filing Fees:

     Securities Exchange Commission......................  $  629.70
     Nasdaq   ...........................................   2,000.00
     Total Registration and Filing Fees..................              $2629.70

Printing and Engraving*..................................   1,000.00
Legal*...................................................   3,000.00
Accounting*..............................................   2,500.00
Total Other Expenses*....................................   1,000.00
Total Expenses...........................................            $10,129.70

*Estimate

Item 15.  Indemnification of Directors and Officers

         Pursuant to the Pennsylvania Business Corporation Law, the Bylaws of JeffBanks, Inc. (the "Company") provide that a director is not personally liable, as such, for monetary damages for any act taken, or any failure to take action, unless (a) the director has breached or failed to perform the duties of his of her office and (b) the breach or failure constitutes self-dealing, willful misconduct or recklessness. The Company's Bylaws do not eliminate the personal monetary liability of a director where the director is responsible or liable pursuant to any criminal statute or for the payment of taxes.

         Pursuant to the Company's Bylaws, it is required to indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Company maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Item 16. Exhibits and Financial Statement Schedules.

         a.   Exhibits.
              ---------
              4.   Form of certificate for common stock.(1)

              5. Opinion of Ledgewood Law Firm, P.C., as to the legality of the securities being registered
                   (including consent).

              23.1 Consent of Grant Thornton LLP

              23.2 Consent of Ledgewood Law Firm, P.C. (included in Exhibit 5)

              24. Power of Attorney (included as part of signature pages to this registration statement).

-----------------------
(1) Filed as an amendment to the Company's Registration Statement on Form S-4 (Registration No. 33-62428) and by this reference incorporated herein.


Item 17.  Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of registrant's Certificate of Incorporation, Bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                POWER OF ATTORNEY

         Each person whose signature appears below in so signing also makes, constitutes and appoints Betsy Z. Cohen, Paul Frenkiel and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.





                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on December 4, 1998.


                                JEFFBANKS, INC.



                                By:    /s/   Betsy Z. Cohen
                                       -------------------------------------
                                       Betsy Z. Cohen, Chairman of the Board
                                       and Chief Executive Officer

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Betsy Z. Cohen                                    Date: December 4, 1998
---------------------------
BETSY Z. COHEN, Chairman of
 the Board, Chief Executive
 Officer and Director
 (Chief Executive Officer)


/s/ Edward E. Cohen                                   Date: December 4, 1998
---------------------------
EDWARD E. COHEN, Chairman
 of the Executive Committee
 and Director


/s/ Paul Frenkiel                                     Date: December 4, 1998
--------------------------
PAUL FRENKIEL, Senior Vice
 President - Finance, Chief
 Financial Officer and
 Treasurer (Chief Financial
 and Accounting Officer)


/s/ William H. Lamb                                   Date: December 4, 1998
--------------------------
WILLIAM H. LAMB
Secretary and Director


/s/ Harmon S. Spolan                                  Date: December 4, 1998
---------------------------
HARMON S. SPOLAN, President
 and Director

/s/ Robert J. Coleman                                 Date: December 1, 1998
---------------------------
ROBERT J. COLEMAN, Director


/s/ Robert B. Goldstein                               Date: December 4, 1998
-----------------------------
ROBERT B. GOLDSTEIN, Director


/s/ Hersh Kozlov                                      Date: December 1, 1998
----------------------
HERSH KOZLOV, Director


/s/ Arthur Makadon                                    Date: December 1, 1998
------------------------
ARTHUR MAKADON, Director